SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☒ Soliciting Material Pursuant to §240.14a-12

AMERITRADE HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies: Common Stock

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Filed by Ameritrade Holding Corporation
Pursuant to Rule 14a-12 under the
Securities Exchange Act of 1934
Subject Company: Ameritrade Holding Corporation
Commission File No.: 000-49992

This filing consists of Frequently Asked Questions & Answers used by call center associates at Ameritrade Holding Corporation beginning June 23, 2005.

Frequently Asked Questions

1.	Q: Why is this happening?
A: Ameritrade and TD Waterhouse felt we could better serve our clients as a combined entity. This transaction allows us to combine the powerful online trading tools, advanced technology, and 24/7 service you expect from Ameritrade, with the extensive branch network, personalized investment services and financial advice that TD Waterhouse offers.

2.	Q: What’s in this for me? A: Once the transaction closes you’ll have access to an extensive branch network and a broader range of investment services.

3.	Q: What kinds of changes are going to happen to my account, commissions and services?
A: There will be no changes until the acquisition has been completed. We estimate it will take six months for regulatory approvals and there will be no changes in your account during that time.

4.	Q: When will you know if there will be changes?
A: Ameritrade and TD Waterhouse cannot share information regarding business policies, commissions, fees etc. with each other until after the acquisition is complete, so there will be no information about these changes until after the transaction has closed.

5.	Q: When do you think changes will occur?
A: We anticipate finalizing the transaction sometime late in 2005 or early 2006. There will be no changes until after time and we will contact you in writing, well in advance.

6.	Q: How will I be informed of any changes?
A: We’ll keep you informed. You’ll always find the latest acquisition news on this Web site, and if any changes to your account are planned, we’ll contact you in writing regarding the details. To ensure you get all information as quickly as possible, please update your e-mail address.

7.	Q: Will I be able to purchase Ameritrade® products at a local TD Waterhouse branch?
A: TD Waterhouse branches will continue to sell and service only TD Waterhouse products until Ameritrade and TD Waterhouse are integrated under the TD Ameritrade name.

8.	Q: Is there anything I need to do now? A: No. Your relationship, commissions and services are unchanged.

9.	Q: Will the features, terms and conditions of my account remain in effect?
A: Yes. Your account terms and conditions, privacy policy, commissions, rates and fees etc... remain in effect unless we notify you of any specific changes that will affect your account. To ensure you get all the related information, please update your e-mail address.

10.	Q: What if I need to contact Client Services – will I be able to go to a TD Waterhouse branch?
A: Please continue to contact Client Services by e-mail or phone 24/7. Although we are very eager to offer our clients added branch access that service will not be available until after the acquisition is completed.

11.	Q: Can I expect the same level of execution quality I get today?
A: There will be no change to the routing and execution of your orders at this time. Ameritrade prides itself in quality execution and offers a 5 Second guarantee. We will continue to seek best execution on your trades.*

12.	Q: Who is TD Waterhouse?
A: Marking 150 years of service to Canadians in 2005, The Toronto-Dominion Bank and its subsidiaries (including TD Waterhouse Group, Inc.) are collectively known as TD Bank Financial Group. TD Bank Financial Group serves more than 14 million customers in four key businesses operating in a number of locations in key financial centers around the globe. TD Bank Financial Group also ranks among the world’s leading on-line financial services firms, with more than 4.5 million online clients. The Toronto-Dominion Bank trades on the Toronto and New York Stock Exchanges under the symbol “TD”. TD Waterhouse Discount Brokerage, TD Waterhouse Financial Planning, and TD Waterhouse Private Investment Advice are divisions of TD Waterhouse Canada Inc., a subsidiary of The Toronto-Dominion Bank. For more information please visit www.td.com.

13.	Q: Why is the company being named TD Ameritrade if Ameritrade is buying TD Waterhouse?
A: TD Bank Financial Group will be the largest single shareholder of Ameritrade after the sale closes. The new name is in recognition of that relationship.

14.	Q: Who will run TD Ameritrade once the sale is finalized? A: Joe Moglia will be the CEO of the company, reporting to the Board of Directors of TD Ameritrade.

15.	Q: If I want to transfer my account to Ameritrade from TD Waterhouse, can I do so?
A: Ameritrade and TD Waterhouse remain in direct competition with each other for regulatory reasons until the transaction is completed. If during that time you make an independent decision to transfer from one firm to another that is your choice. If you choose to remain at your current firm and the transaction is finalized, you will avoid the inconvenience of transfer and enjoy the benefits of TD Ameritrade taking care of all the details for you when the time comes.

16.	Q: Is TD Waterhouse being bought because it is in financial trouble?
A: No. While TD Waterhouse is a profitable and growing company, joining with Ameritrade will create a very competitive entity, providing clients with an even better mix of products, service and value in the financial services industry.

17.	Q: When will the $6 dividend be paid?
A: Once the transaction is approved and a closing date is imminent, a dividend date will be set. We anticipate this date to be approximately six months away. Please check www.amtd.com for updates as we go through the steps to finalize this transaction.

* The Ameritrade 5-Second Guarantee offer is limited to market orders to buy or sell at least 100 and up to 1,000 shares of an equity included in the S&P 100 Index and entered via the Ameritrade Web site using “Auto Routing” 15 minutes after market opening and more than 5 seconds before market close of the regular trading session. See the Ameritrade Web site for complete details — www.ameritrade.com. — S&P 100 is a trademark of McGraw-Hill Companies, Inc. The product is not sponsored, endorsed, sold or promoted by Standard & Poor’s, and Standard & Poor’s makes no representation regarding the advisability of investing in the product.

Execution price, speed and liquidity are affected by many factors, including market volatility, size and type of order and available market centers.

In connection with the proposed transaction, Ameritrade will be filing a proxy statement and relevant documents concerning the transaction with the Securities and Exchange Commission (“SEC”). SECURITY HOLDERS OF AMERITRADE ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders can obtain free copies of the proxy statement and other documents when they become available by contacting Investor Relations at www.amtd.com, or by mail at Ameritrade Investor Relations, 4211 S. 102 Street, Omaha, NE 68124, or by Telephone: 800-237-8692. In addition, documents filed with the SEC by Ameritrade are available free of charge at the SEC’s web site at www.sec.gov.

Ameritrade Holding Corporation, TD Bank Financial Group, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Ameritrade in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Ameritrade described above. Information regarding Ameritrade’s directors and executive officers is also available in its proxy statement for its 2005 Annual Meeting of Stockholders, which was filed with the SEC on January 24, 2005. This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at Ameritrade as described above. Information regarding TD Bank Financial Group’s directors and executive officers is available in its Annual Report on Form 40-F for the year ended October 31, 2004, which was filed with the SEC on December 13, 2004, and in its notice of annual meeting and proxy circular for its 2005 annual meeting, which was filed with the SEC on February 17, 2005. These documents are available free of charge at the SEC’s web site at www.sec.gov and by directing a request to The Toronto-Dominion Bank , c/o TD Bank Financial Group, 66 Wellington Street West, Toronto, ON M5K 1A2, Attention: Investor Relations (416) 308-9030.

TD Waterhouse Investor Services, Inc. and its affiliated clearing firm, National Investor Services Corp., are members NYSE/SIPC and subsidiaries of TD Waterhouse Group, Inc., which is itself a subsidiary of The Toronto-Dominion Bank.